Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:
Mark Ties, CFO XATA Corporation 952-707-5600 mark.ties@xata.com
XATA Reports Record Revenue in Fiscal 2006 as Revenue Grows
59 Percent
Also Releases Fourth Quarter and Fiscal 2006 Annual Results
MINNEAPOLIS, November 21, 2006—XATA Corporation (Nasdaq:XATA), today announced that it has achieved record revenue in fiscal 2006 as revenue grew 59 percent over the prior fiscal year. Revenue from the sale of its XATANET system fueled the Company’s growth as XATANET revenue grew 190 percent in the fiscal year ended September 30, 2006.
Net sales for fiscal 2006 ended September 30, 2006 were $30.6 million, compared to $19.3 million for the prior fiscal year. In addition, deferred revenue was $12.0 million at the end of fiscal 2006, compared to $11.1 million at the end of fiscal 2005. The growth in net sales and deferred revenue is primarily due to XATANET system sales. XATANET system sales were 52 percent of total net sales for fiscal 2006, compared to 28 percent for the prior fiscal year.
Net sales for the fourth quarter of fiscal 2006 grew 49 percent over the same period last year as net sales totaled $8.3 million, compared to $5.6 million in the fourth quarter of fiscal 2005. XATANET system sales were 62 percent of net sales in the fourth quarter of fiscal 2006, compared to 45 percent in the fourth quarter of fiscal 2005.
Non-GAAP earnings before interest, taxes, depreciation and amortization (EBITDA) for fiscal 2006 were a loss of $0.9 million, compared to a loss of $5.3 million for the prior fiscal year. Non-GAAP EBITDA for the fourth quarter of 2006 was a loss of $0.3 million, compared to a loss of $2.1 million in the fourth fiscal quarter of 2005.
“We are pleased to report record revenue in fiscal 2006 in addition to the improved operating results we achieved during the year,” stated Jay Coughlan, newly appointed XATA Chairman and CEO. “With fiscal 2006 now complete, we are focusing our efforts on next year as we look to continue our success.”
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Costs of sales for fiscal 2006 were $17.8 million, compared to $12.0 million for the prior fiscal year. The increase of $5.8 million was primarily due to an increase in XATANET system sales. Gross margins for fiscal 2006 increased 4.1 basis points to 41.8 percent, compared to 37.7 percent for the prior fiscal year due to higher margin XATANET subscription revenue in fiscal 2006. In the fourth quarter of fiscal 2006 costs of sales were $5.1 million, compared to $4.6 million in the fourth quarter of fiscal 2005. Gross margins for the fourth quarter of fiscal 2006 improved 22.3 basis points to 39.2 percent, compared to 16.9 percent in the fourth quarter of fiscal 2005.
Research and development costs for fiscal 2006 were $3.3 million, compared to $3.6 million for the prior fiscal year. The decrease of $.3 million was due to the capitalization of software development costs for projects that have reached technological feasibility. In the fourth quarter of fiscal 2006 these costs increased $0.2 million to $0.8 million, compared to $0.6 million in the fourth quarter of fiscal 2005.
Selling, general and administrative costs for fiscal 2006 were $11.5 million, compared to $9.7 million for the prior fiscal year. The increase of $1.8 million was primarily due to fiscal 2006 having a full year of back-office infrastructure costs to support the XATANET subscription based business versus fiscal 2005 when this infrastructure was only in place the last quarter. In the fourth quarter of fiscal 2006 these costs increased $0.3 million to $3.0 million, compared to $2.7 million in the fourth quarter of fiscal 2005.
“Fiscal 2006 was a strong year for XATA as we executed on numerous initiatives that contributed to our improved operating results during the year,” stated Mark Ties, XATA CFO. “In fiscal 2007, we expect to increase our investment in sales and marketing while continuing to leverage our back-office infrastructure as we continue our revenue growth.”
Non-GAAP vs. GAAP Financials
To supplement the Company’s consolidated financial statements presented in accordance with GAAP, the Company provides certain non-GAAP measures of financial performance. These non-GAAP measures include non-GAAP earnings before interest, taxes, depreciation and amortization (EBITDA) and EBITDA per basic and diluted share. The Company’s reference to these non-GAAP measures should be considered in addition to results prepared under current accounting standards, but are not a substitute for, or superior to, GAAP results.
These non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance and ability to generate cash flow. In many cases non-GAAP financial measures are used by analysts and investors to evaluate the Company’s performance. Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release can be found in a financial table included below in this press release.

About XATA
A pioneer in onboard fleet management solutions since 1985, XATA revolutionized the trucking industry by being the first to introduce paperless driver logs, exception-based reporting and dynamically updated fleet standards. Today, XATA continues to lead the industry by seamlessly combining global positioning, wireless communication and fleet management software to help companies optimize the efficiency of their fleets. The Company’s proven solutions enable its customers to reduce fuel costs, increase productivity, improve safety and enhance customer service. Today, XATA systems increase the productivity of more than 54,000 trucks at 1,800 distribution centers across North America. For more information, visit www.xata.com or call 1-800-745-9282.
This announcement includes forward-looking statements based on current expectations. Actual results may differ materially. These forward-looking statements involve a number of risks and uncertainties including, but not limited to, the possibility of continuing operating losses, the ability to adapt to rapid technological change, dependence on positioning systems and communication networks owned and controlled by others, the receipt and fulfillment of new orders for current products, the timely introduction and market acceptance of new products, the ability to fund future research and development activities, and the ability to establish and maintain strategic partner relationships.

XATA CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)
(UNAUDITED)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Net sales	$8,342	$5,583	$30,629	$19,302

Cost of sales	5,075	4,642	17,814	12,024
Selling, general and administrative	3,051	2,658	11,526	9,736
Research and development	811	635	3,258	3,622

Total costs and expenses	8,937	7,935	32,598	25,382

Loss from operations	(595)	(2,352)	(1,969)	(6,080)
Interest and other income, net	97	15	226	100

Loss before income taxes	(498)	(2,337)	(1,743)	(5,980)
Income tax expense	—	—	—	—

Net loss	(498)	(2,337)	(1,743)	(5,980)

Preferred stock dividends and deemed dividends	(45)	(463)	(322)	(756)

Net loss to common shareholders	$(543)	$(2,800)	$(2,065)	$(6,736)

Net loss per common share — basic and diluted
Net loss to common shareholders	$(0.07)	$(0.38)	$(0.28)	$(0.93)

Weighted average common and common share equivalents
Basic & Diluted	7,690	7,283	7,484	7,212

XATA CORPORATION
CONDENSED BALANCE SHEETS
(Amounts in thousands)
(UNAUDITED)

	September 30,	September 30,
	2006	2005
Current assets
Cash and cash equivalents	$6,354	$6,473
Accounts receivable, net	5,260	7,812
Inventories	2,212	1,257
Deferred product costs	3,433	4,671
Prepaid expenses	270	204

Total current assets	17,529	20,417

Equipment and leasehold improvements, net	2,507	1,085
Deferred product costs, non-current	1,687	1,002

Total assets	$21,723	$22,504

Current liabilities
Bank line of credit	$—	$1,800
Note and capital lease obligations	94	—
Accounts payable	1,688	2,387
Accrued liabilities	2,674	2,171
Deferred revenue	6,728	7,774

Total current liabilities	11,184	14,132

Note and capital lease obligations, non-current	88	—
Deferred revenue, non-current	5,261	3,335

Total liabilities	16,533	17,467

Shareholders’ equity
Common stock	22,426	20,527
Preferred stock	9,424	9,105
Accumulated deficit	(26,660)	(24,595)

Total shareholders’ equity	5,190	5,037

Total liabilities and shareholders’ equity	$21,723	$22,504

XATA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except per share amounts)
(UNAUDITED)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Net loss to common shareholders	$(543)	$(2,800)	$(2,065)	$(6,736)

Adjustments:
Net interest income	(88)	(6)	(164)	(64)
Stock-based compensation	152	120	566	435
Depreciation and amortization expense	147	76	451	266
Preferred stock dividends and deemed dividends	45	463	322	756

Total adjustments	256	653	1,175	1,393

Non-GAAP EBITDA (a)	$(287)	$(2,147)	$(890)	$(5,343)

Non-GAAP EBITDA per diluted share	$(0.04)	$(0.29)	$(0.12)	$(0.74)

Shares used in calculating non-GAAP EBITDA per diluted share	7,690	7,283	7,484	7,212

a)	Non-GAAP EBITDA represents earnings before interest, income taxes, depreciation, stock-based compensation and preferred stock dividends and deemed dividends. EBITDA is a non-GAAP operating metric used by management in assessing the Company’s operating results and ability to meet its operating cash requirements. The Company’s definition of EBITDA may differ from the definition of EBITDA used by other companies and may not be comparable to similarly titled measures used by other companies. EBITDA is also a measure frequently requested by the Company’s investors and analysts. The Company believes that investors and analysts may use EBITDA, along with other information contained in its SEC filings, in assessing its ability to generate cash flow.